Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 4, 2020

NACCO INDUSTRIES, INC.
ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2019 RESULTS

Highlights:

•	Q4 2019 consolidated net income decreased to $6.4 million from $11.0 million in Q4 2018, and diluted earnings per share decreased to $0.91 per share from $1.57 per share in Q4 2018

•	FY 2019 consolidated net income increased 13.9% to $39.6 million, and diluted earnings per share increased to $5.66 per share from $5.00 per share in FY 2018

Cleveland, Ohio, Wednesday, March 4, 2020 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated net income of $6.4 million, or $0.91 per diluted share, and consolidated revenues of $26.9 million for the fourth quarter of 2019, compared with consolidated net income of $11.0 million, or $1.57 per diluted share, and consolidated revenues of $39.1 million for the fourth quarter of 2018. The decrease in consolidated net income was primarily due to the absence of a favorable $3.0 million contractual settlement recognized in the fourth quarter of 2018, unfavorable adjustments to Centennial Natural Resources mine reclamation obligations and fewer coal deliveries during the fourth quarter in the Coal Mining segment, as well as lower earnings in the Minerals Management segment.
For the year ended December 31, 2019, the Company reported consolidated net income of $39.6 million, or $5.66 per diluted share, and consolidated revenues of $141.0 million, compared with consolidated net income of $34.8 million, or $5.00 per diluted share, and consolidated revenues of $135.4 million for the year ended December 31, 2018.
NACCO's effective income tax rate was 8.7% for the year ended December 31, 2019, compared with 17.5% for the year ended December 31, 2018. The 2019 effective income tax rate included a $2.5 million tax benefit resulting primarily from changes in prior year estimates and the settlement of certain tax items from on-going examinations. The 2018 effective income tax rate included $1.2 million of tax expense primarily related to an additional valuation allowance provided against deferred tax assets in India. Excluding these items, the effective income tax rates would have been approximately 14.5% and 14.7% for the years ended December 31, 2019 and 2018, respectively.
NACCO ended 2019 with consolidated cash on hand of $122.9 million and debt of $24.9 million. At December 31, 2018, NACCO had consolidated cash on hand of $85.3 million and debt of $11.0 million.
For the 2019 full year, NACCO generated cash flow before financing activities of $32.5 million, comprised of net cash provided by operating activities of $52.8 million less net cash used for investing activities of $20.3 million. For the 2018 full year, NACCO generated cash flow before financing activities of $36.2 million, comprised of net cash provided by operating activities of $54.6 million less net cash used for investing activities from continuing operations of $18.4 million.
In 2019, the Company repurchased approximately 72,600 shares of its outstanding Class A Common Stock under share buyback programs for an aggregate purchase price of $3.0 million, including approximately 33,500 shares during the three months ended December 31, 2019 for an aggregate purchase price of $1.6 million.
In the first quarter of 2019, the Company changed its segment reporting. The 2018 financial information in this release has been recast to reflect the new segments.

Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the fourth quarter of 2019 and 2018 were as follows:
	2019	2018
Tons of coal delivered	(in millions)
Unconsolidated operations	7.8	9.2
Consolidated operations	0.4	0.8
Total deliveries	8.2	10.0

Key financial results for the fourth quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$10,582	$24,509
Earnings of unconsolidated operations	$15,157	$16,775
Operating expenses(1)	$10,241	$11,547
Operating profit	$3,629	$11,861
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Coal Mining revenues and operating profit decreased substantially in the fourth quarter of 2019 from the fourth quarter of 2018 due to a reduction in tons delivered and adjustments to Centennial Natural Resources mine reclamation liabilities. Fewer deliveries at Mississippi Lignite Mining Company as a result of a decrease in the number of days the customer's power plant was dispatched, as well as the absence of a favorable $3.0 million contractual settlement recognized in the fourth quarter of 2018 contributed to the reduction in revenues and operating profit. In addition, an unfavorable adjustment of $2.0 million to the mine reclamation liabilities at Centennial Natural Resources compared with a favorable $1.8 million adjustment in the 2018 fourth quarter also contributed to the reduction in operating profit. The decrease in the earnings of unconsolidated operations was mainly due to fewer coal tons delivered as a result of changes in customer demand primarily due to plant outages and reduced dispatch.

Coal Mining Outlook - 2020
In 2020, the Company expects coal deliveries to increase modestly compared with 2019. The anticipated increase in coal deliveries is a result of an expected increase in customer demand, as the Company's customers are generally forecasting a reduction in power plant outage days and an increase in the number of days dispatched in 2020.
Coal Mining operating profit is expected to increase in 2020 over 2019. This anticipated increase is primarily the result of an expected increase in gross profit at Mississippi Lignite Mining Company, primarily in the first half of the year, and the absence of the $2.0 million unfavorable adjustment to mine reclamation liabilities at Centennial Natural Resources in the fourth quarter of 2019. A modest improvement in earnings at the unconsolidated Coal Mining operations is also expected to contribute to the increase in operating profit, but these improvements are expected to be partly offset by an increase in operating expenses primarily from anticipated higher professional fees and IT expenses.
The increase in gross profit at Mississippi Lignite Mining Company is expected to be driven by higher customer demand due to an anticipated increase in the number of days the customer's power plant is expected to be dispatched in 2020. If customer demand at Mississippi Lignite Mining Company decreases from expected levels, it could unfavorably affect the Company's 2020 earnings, as reduced customer demand affected earnings in 2019.
Capital expenditures are expected to be approximately $24 million in 2020. The Company expects high levels of capital expenditures in 2020 and 2021 primarily related to anticipated spending at Mississippi Lignite Mining Company as it develops a new mine area. These capital expenditures will result in an increase in depreciation that will unfavorably affect operating profit in future periods.
During the first quarter of 2020, Great River Energy, Falkirk Mine's customer, announced that it is evaluating the economics of the Coal Creek Station power plant.  The Company has a management fee mining contract to supply coal to this plant that expires in 2045. Any decision by Great River Energy to reduce operations or prematurely close this power plant would have a material adverse effect on the Company’s results of operations. The mining contract specifies that Great River Energy is responsible for all mine closure costs.

North American Mining Results

Limestone deliveries for the fourth quarter of 2019 and 2018 were as follows:
	2019	2018
	(in millions)
Tons of limestone delivered	11.0	11.6

Key financial results for the fourth quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$12,327	$8,578
Operating profit	$146	$846

North American Mining revenues increased primarily due to higher reimbursed costs and increased deliveries to customers with fixed-price contract mining agreements. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit.
Operating profit decreased to $0.1 million during the fourth quarter of 2019 from $0.8 million during the fourth quarter of 2018 mainly as a result of the absence of a $0.6 million gain on the sale of assets recognized in the 2018 fourth quarter. The benefits from new limestone mining contracts entered into since the 2018 fourth quarter were offset by increased equipment repairs and higher employee and other costs incurred to develop North American Mining's infrastructure to support additional growth.

North American Mining Outlook
In 2020, North American Mining expects limestone deliveries to increase and full-year operating results to improve significantly over 2019. Operating profit is expected to benefit from earnings associated with new limestone mining contracts. The improvement in operating profit is expected to be partly offset by an increase in operating expenses due to higher employee-related costs associated with new mining operations.

Capital expenditures are expected to be $9 million in 2020, primarily for the acquisition, relocation and refurbishment of draglines.
In 2019, North American Mining, through a new subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project, owned by Lithium Nevada, Corp., in northern Nevada. Sawtooth Mining will provide comprehensive mining services, with responsibility for all aspects of the lithium mine, similar to our typical scope of work in the Coal Mining segment. The mining agreement provides that Lithium Nevada will reimburse Sawtooth for its operating and mine reclamation costs, and pay Sawtooth Mining a management fee per metric ton of lithium delivered during the 20-year contract term. Lithium Nevada is in the process of securing permits and currently expects to commence construction in 2021 and production of lithium products in 2023.

Minerals Management Results

Key financial results for the fourth quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$4,169	$6,108
Operating profit	$3,363	$5,405

Minerals Management revenues and operating profit decreased significantly in the fourth quarter of 2019 from 2018 primarily due to the natural production decline that occurs during the early stages of newly completed natural gas wells. The fourth quarter of 2018 results included the favorable impact of a significant increase in the number of new wells being operated to extract the Company's natural gas assets in Ohio. These new wells were completed late in 2018, following a significant expansion of natural gas pipeline infrastructure in Ohio and surrounding states.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil, natural gas liquids and coal, extracted primarily by third parties. The Company experienced a significant increase in royalty income in 2019 compared with 2018, primarily due to a significant increase in the number of gas wells operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. Because new wells have high initial production rates and follow a natural decline before settling into relatively stable, long-term production, royalty income in 2020 is expected to decrease and be substantially lower than 2019 levels. This decrease is expected to occur primarily in the first half of the year, particularly in the first quarter, as comparisons are made to historically high revenue levels in the first half of 2019 associated with increased production levels in the early stages of production from new wells. The reduction in royalty income is based on natural gas price expectations, fewer expected new wells and the natural production decline that occurs early in the life of a well. Decline rates can vary due to factors like well depth, well length, formation pressure and facility design.
In addition to the natural production decline curve, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates associated with operator decisions, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.

Consolidated Outlook
Overall, in 2020, NACCO expects a modest decrease in operating profit compared with 2019 mainly due to the substantial decrease in Minerals Management's results and an increase in consolidated operating expenses, partly offset by expected improvements in earnings at both the Coal Mining and North American Mining segments.
Consolidated net income in 2020 is expected to decrease compared with 2019, predominantly in the first half of the year, mainly as a result of the anticipated reduction in Minerals Management operating profit, as well as the absence of $2.7 million pre-tax received in 2019 associated with a prior India venture and the absence of a $2.5 million tax benefit recognized in the fourth quarter of 2019. The 2020 full-year effective income tax rate is expected to be between 10% and 12%, based on the anticipated mix of earnings and excluding discrete items.
In 2020, cash flow before financing activities is expected to decrease significantly from 2019 levels due to a significant increase in capital expenditures and payment of deferred compensation and other payroll liabilities. Consolidated capital expenditures are expected to be approximately $33 million in 2020 compared with $24.7 million in 2019.
One of the Company’s core strategies is to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and the Company's Coal Mining segment, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by the Coal Mining segment's customers, just as lower dispatch reduces demand.
The Company continues to evaluate opportunities to expand its core coal mining business, however opportunities are likely to be very limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, could continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
The Company is focused on building a strong portfolio of affiliated businesses for diversified growth. It continues to expand the scope of its business development activities related to growing North American Mining beyond aggregates, by providing additional mining services where the Company’s core mining skills can add value to customers of a broad range of minerals and materials, including by providing comprehensive mining services, and expanding the range of contract mining services. The Company is also considering the acquisition of additional mineral interests or similar investments in the energy industry as part of the growth of Minerals Management, with an initial focus on smaller, diversifying acquisitions with near-term cash flow yields. The Company has recently formed Mitigation Resources of North America® to create and sell stream and wetland mitigation credits and provide services to those engaged in permittee-responsible mitigation. This new business has achieved several early successes and is positioned for additional growth.
The Company is leveraging its core mining skills to develop a strong and diverse portfolio of service-based businesses operating in the mining and natural resources industries. The Company is also committed to maintaining a conservative capital structure while it grows and diversifies without unnecessary risk. Ultimately, diversified strategic growth is the key to increasing free cash flow available to continue to re-invest in and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence, with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 5, 2020 at 9:00 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 7753979, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 12, 2020. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of a long-term mining contract, or a customer default under a contract, including any decision by Great River Energy to reduce operations or prematurely close the Coal Creek Station power plant, (2) changes in coal consumption patterns of U.S. electric power generators or the power industry that would affect demand for the Company's mineral reserves, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (7) weather or equipment problems that could affect deliveries to customers, (8) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (9) changes in the costs to reclaim mining areas, (10) costs to pursue and develop new mining and value-added service opportunities, (11) delays or reductions in coal or aggregates deliveries, (12) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, (13) increased competition, including consolidation within the coal and aggregates industries, and (14) disruption from natural or human causes, including severe weather, accidents, fires, earthquakes, terrorist acts and epidemic or pandemic diseases, such as the coronavirus, any of which could result in suspension of operations or harm to people or the environment.

About NACCO Industries, Inc.
NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and activated carbon producers pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. In addition, the Company has launched a new business providing stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenues	$26,938	$39,054	$140,990	$135,375
Cost of sales	24,050	25,451	109,862	105,407
Gross profit	2,888	13,603	31,128	29,968
Earnings of unconsolidated operations	16,032	16,875	63,883	64,994
Operating expenses
Selling, general and administrative expenses	14,001	14,670	53,783	49,192
Amortization of intangible assets	371	826	2,614	3,038
Gain on sale of assets	(75)	(572)	(206)	(892)
	14,297	14,924	56,191	51,338
Operating profit	4,623	15,554	38,820	43,624
Other (income) expense
Interest expense	189	362	872	1,998
Interest income	(604)	(539)	(3,616)	(865)
Income from other unconsolidated affiliates	(328)	(322)	(1,300)	(1,276)
Closed mine obligations	458	303	1,537	1,297
(Gain) loss on equity securities	(478)	797	(1,545)	316
Other, net	709	9	(527)	(9)
	(54)	610	(4,579)	1,461
Income before income tax (benefit) provision	4,677	14,944	43,399	42,163
Income tax (benefit) provision	(1,698)	3,928	3,767	7,378
Net income	$6,375	$11,016	$39,632	$34,785

Earnings per share:
Basic earnings per share	$0.91	$1.59	$5.68	$5.02
Diluted earnings per share	$0.91	$1.57	$5.66	$5.00

Basic weighted average shares outstanding	6,981	6,936	6,974	6,924
Diluted weighted average shares outstanding	7,042	7,008	7,007	6,960

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended
	3/31/2019	6/30/2019	9/30/2019	12/31/19	Year Ended 12/31/2019
	(in thousands)
Net income	$15,018	$7,975	$10,264	$6,375	$39,632
Income tax provision (benefit)	2,320	1,788	1,357	(1,698)	3,767
Interest expense	231	222	230	189	872
Interest income	(553)	(581)	(1,878)	(604)	(3,616)
Depreciation, depletion and amortization expense	3,813	4,238	4,044	4,145	16,240
EBITDA *	$20,829	$13,642	$14,017	$8,407	$56,895

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018 (UNAUDITED)

	Three Months Ended December 31, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$10,582	$12,327	$4,169	$64	$(204)	$26,938
Cost of sales	11,869	11,818	563	100	(300)	24,050
Gross profit (loss)	(1,287)	509	3,606	(36)	96	2,888
Earnings of unconsolidated operations	15,157	875	—	—	—	16,032
Operating expenses
Selling, general and administrative expenses	9,937	1,246	243	2,578	(3)	14,001
Amortization of intangible assets	371	—	—	—	—	371
Gain on sale of assets	(67)	(8)	—	—	—	(75)
	10,241	1,238	243	2,578	(3)	14,297
Operating profit (loss)	$3,629	$146	$3,363	$(2,614)	$99	$4,623

	Three Months Ended December 31, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$24,509	$8,578	$6,108	$665	$(806)	$39,054
Cost of sales	17,876	7,082	497	380	(384)	25,451
Gross profit (loss)	6,633	1,496	5,611	285	(422)	13,603
Earnings of unconsolidated operations	16,775	100	—	—	—	16,875
Operating expenses
Selling, general and administrative expenses	10,721	1,322	206	2,421	—	14,670
Amortization of intangible assets	826	—	—	—	—	826
Gain on sale of assets	—	(572)	—	—	—	(572)
	11,547	750	206	2,421	—	14,924
Operating profit (loss)	$11,861	$846	$5,405	$(2,136)	$(422)	$15,554

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Year Ended December 31, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$68,701	$42,823	$30,119	$790	$(1,443)	$140,990
Cost of sales	65,430	41,698	3,465	955	(1,686)	109,862
Gross profit (loss)	3,271	1,125	26,654	(165)	243	31,128
Earnings of unconsolidated operations	60,678	3,205	—	—	—	63,883
Operating expenses
Selling, general and administrative expenses	38,246	5,053	933	9,564	(13)	53,783
Amortization of intangible assets	2,614	—	—	—	—	2,614
Gain on sale of assets	(179)	(27)	—	—	—	(206)
	40,681	5,026	933	9,564	(13)	56,191
Operating profit (loss)	$23,268	$(696)	$25,721	$(9,729)	$256	$38,820

	Year Ended December 31, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$81,549	$36,950	$17,352	$665	$(1,141)	$135,375
Cost of sales	70,112	33,261	2,122	631	(719)	105,407
Gross profit (loss)	11,437	3,689	15,230	34	(422)	29,968
Earnings of unconsolidated operations	64,389	605	—	—	—	64,994
Operating expenses
Selling, general and administrative expenses	34,798	2,987	900	10,507	—	49,192
Amortization of intangible assets	3,038	—	—	—	—	3,038
Gain on sale of assets	(280)	(611)	(1)	—	—	(892)
	37,556	2,376	899	10,507	—	51,338
Operating profit (loss)	$38,270	$1,918	$14,331	$(10,473)	$(422)	$43,624